EXHIBIT 99.1

Cardinal Bankshares Corporation Announces Consistent Earnings for 2005

          FLOYD, Va., March 17 /PRNewswire-FirstCall/ -- Cardinal Bankshares Corporation (OTC Bulletin Board: CDBK) is pleased to report consistent earnings during 2005.  “With the continued increasing costs of branch expansions, personnel additions, regulatory compliance and interest expenses, it is particularly gratifying to report steady earnings,” stated Leon Moore, chairman and chief executive officer.  Moore also stated that the Company was once again able to increase the cash dividend to shareholders to $.53 per common share.  “This represents a 6.00% increase over 2004 and marks the 14th consecutive year we have been able to increase cash dividends to shareholders.”

          Net income amounted to $2,203,000, consistent with the 2004 income of $2,242,000.  Basic earnings per share amounted to $1.44, compared to $1.46 per share in 2004.

          Net income for the 4th quarter of 2005 increased by 13% over 2004, ending at $598,333, compared to $527,375 in the 4th quarter 2004.

          Total assets ended the year at $196,235,000.  Net loans increased by $5.5 million and ended the year at $128,554,000.

          Moore added, “Our continued strong performance allows Cardinal to add value to our shareholders, to the communities we serve and to our staff.  Our exceptional capital position also places our Company in a position to consider our extended growth options in the future.”

          Cardinal provides a wide range of commercial banking services to individuals and small to medium-sized businesses through its main office located in Floyd, Virginia and its branch locations in Christiansburg, Hillsville, Roanoke, Salem and Willis, Virginia.

          This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances.  However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein.  Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-KSB report and other documents filed with the Securities and Exchange Commission.

Cardinal Bankshares Corporation and Subsidiaries
Consolidated Balance Sheets

December 31, (In thousands, except share data)	2005	2004

Assets
Cash and due from banks	$4,292	$4,162
Interest-bearing deposits in banks	9,042	3,602
Federal funds sold	5,125	7,175
Investment securities available for sale, at fair value	19,308	20,942
Investment securities held to maturity	17,470	20,001
Restricted equity securities	546	603
Total loans	129,981	124,673
Allowance for loan losses	(1,427)	(1,631)
Net loans	128,554	123,042
Bank premises and equipment, net	3,997	4,205
Accrued interest receivable	998	933
Foreclosed properties	418	2
Bank owned life insurance	4,631	4,483
Other assets	1,854	1,441
Total assets	$196,235	$190,591
Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing deposits	$26,747	$27,211
Interest-bearing deposits	141,101	134,044
Total deposits	167,848	161,255
Securities sold under agreements to repurchase	134	2,493
Accrued interest payable	134	110
Other liabilities	1,061	883
Total liabilities	169,177	164,741
Commitments and contingencies	—	—
Stockholders’ equity
Common stock, $10 par value; 5,000,000 shares authorized; 1,535,733 shares issued and outstanding	15,357	15,357
Additional paid-in capital	2,925	2,925
Retained earnings	8,833	7,444
Accumulated other comprehensive income	(57)	124
Total stockholders’ equity	27,058	25,850
Total liabilities and stockholders’ equity	$196,235	$190,591

Cardinal Bankshares Corporation and Subsidiaries
Consolidated Statements of Income

Years ended December 31,
(In thousands, except share and per share data)	2005	2004

Interest income
Loans and fees on loans	$8,698	$7,971
Federal funds sold and securities purchased under agreements to resell	142	97
Investment securities:
Taxable	759	902
Exempt from federal income tax	918	924
Deposits with banks	167	26
Total interest income	10,684	9,920
Interest expense
Deposits	3,500	3,101
Borrowings	26	55
Total interest expense	3,526	3,156
Net interest income	7,158	6,764
Provision for loan losses	48	55
Net interest income after provision for loan losses	7,110	6,709
Noninterest income
Service charges on deposit accounts	262	267
Other service charges and fees	100	87
Net realized gains on sales of securities	9	4
Income on bank owned life insurance	148	156
Other income	240	255
Total noninterest income	759	769
Noninterest expense
Salaries and employee benefits	2,991	2,719
Occupancy and equipment	710	618
Foreclosed assets, net	(13)	12
Other operating expense	1,382	1,260
Total noninterest expense	5,070	4,609
Income before income taxes	2,799	2,869
Income tax expense	596	627
Net income	$2,203	$2,242
Basic earnings per share	$1.44	$1.46
Diluted earnings per share	$1.44	$1.46
Weighted average basic shares outstanding	1,535,733	1,535,733
Weighted average diluted shares outstanding	1,535,733	1,535,733

          CONTACT:  Leon Moore, Chairman of the Board, President and CEO, or Stephanie Kent, Senior Vice President and Principal Financial Officer, of Cardinal Bankshares Corporation +1-540-745-4191, Fax: +1-540-745-4133

SOURCE  Cardinal Bankshares Corporation
          -0-                                                            03/17/2006
          /CONTACT:  Leon Moore, Chairman of the Board, President and CEO, or Stephanie Kent, Senior Vice President and Principal Financial Officer, of Cardinal Bankshares Corporation +1-540-745-4191, Fax: +1-540-745-4133/
          /Web site:  http://www.bankoffloyd.com /
          (CDBK)